EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Press Release

CredenceContact:	CredenceInvestorRelationsContact:
Dennis Wolf	Heather L. Spedden
Executive Vice President and CFO	Credence Systems Corporation
Credence Systems Corporation	510.492.3375 or 510.623.2591 fax
510.623-4747 or 510.623-2591 fax	E-mail: heather_spedden@credence.com
E-mail: dennis_wolf@credence.com

Credence Redeems 5-1/4% Convertible Subordinated Notes Due 2002.

     FREMONT, Calif., September 26, 2000 Credence Systems Corporation (Nasdaq: CMOS), a leading manufacturer of automatic test equipment (ATE) for the worldwide semiconductor industry, today announced that it has redeemed all of its outstanding 5-1/4% Convertible Subordinated Notes due 2002 at 102.10% of their principal amount plus accrued interest from September 15, 2000 to September 20, 2000 in accordance with the terms of the Indenture under which the Notes were issued. Of $96,021,000 principal amount of Notes outstanding on August 9, 2000, $95,961,000 were converted by the holders into 2,775,421 shares of Common Stock prior to the redemption. The remaining $60,000 principal amount of Notes were redeemed for cash.

About Credence Systems Corporation

     Credence Systems Corporation is a leader in the manufacture of automatic test equipment (ATE) for the global semiconductor industry. Credence offers a wide range of products with test capabilities for digital, mixed-signal and memory semiconductors.

     Utilizing its patented CMOS technologies, Credence products are designed to meet the strict time-to-market and cost-of-ownership requirements of its customers. Headquartered in Fremont, Calif., the company maintains advanced production and design facilities in Hillsboro, Oregon. Credence, an ISO 9001 certified manufacturer, is listed on the Nasdaq National Market under the symbol CMOS. More information is available at http://www.credence.com.

     Note to Editors: Credence and Credence Systems are trademarks of Credence Systems Corporation. Other trademarks that may be mentioned in this release are the intellectual property of their respective owners.